Exhibit 99.1

News Release Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, PA 19103-7583

For further information contact:	For release 4:15 p.m., January 23, 2007
Jerry Davis (media) 215-977-6298

No. 2

SUNOCO LOGISTICS PARTNERS L.P. ANNOUNCES NEW COMPTROLLER

PHILADELPHIA, Jan. 23 PHILADELPHIA, Jan. 23 /PRNewswire-FirstCall/ — Sunoco Logistics Partners L.P. (NYSE: SXL) announced today the appointment of Daniel D. Lewis as Comptroller and Chief Accounting Officer. Dan, most recently the CFO and Executive Vice President for Liberty Group Publishing, will be joining Sunoco Logistics in late January 2007. Prior to his seven-year career at Liberty Group, he held positions as a Management Consultant with PricewaterhouseCoopers and as a Manager of Corporate Reporting and Analysis with Kraft Foods.

“Dan brings with him a wealth of accounting and financial reporting experience with publicly traded companies. His experience will make him an excellent addition to our team as we continue to grow the business,” said Deborah M. Fretz, President and Chief Executive Officer.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities, including those of Sunoco, Inc. The Eastern Pipeline System consists of approximately 1,800 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.9 million shell barrels of refined product terminal capacity and 19.8 shell million barrels of crude oil terminal capacity (including 12.9 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid- Valley Pipeline Company and a 43.8 percent interest in the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at http://www.sunocologistics.com.

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